EXHIBIT 10.58

FORM OF
VOTING AND SUPPORT AGREEMENT
THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of             , is being entered into by and among Micron Technology B.V., a company incorporated and in existence under the laws of The Netherlands (“Parent”), Micron Semiconductor Taiwan Co. Ltd., a company incorporated and in existence under the laws of the Republic of China (the “ROC”) (“Buyer”),                     , a company incorporated and in existence under the laws of the ROC (“NTC” or “Shareholder”), Numonyx Holdings B.V., a company incorporated and in existence under the laws of The Netherlands (“NNH”) and Micron Semiconductor B.V., a company incorporated and in existence under the laws of The Netherlands (“MNL”).
RECITALS
WHEREAS, it is proposed that Buyer will implement a 100% share swap pursuant to Article 29 of the ROC Enterprise Mergers and Acquisitions Act (the “M&A Act”) with Inotera Memories, Inc., a company incorporated and in existence under the laws of the ROC (“Company”), whereby Buyer will acquire 100% of the issued and outstanding shares (the “Shares”) of the Company (such transaction, the “Share Swap”);
WHEREAS, as a condition to the willingness of Buyer to further pursue the Share Swap, Shareholder agrees to vote its Sale Shares (as defined in Section 3.2) and support the Share Swap on the terms and conditions set forth herein and in that certain Framework Agreement by and among Parent, Buyer and the Company dated as of the date hereof (the “Framework Agreement”);
WHEREAS, as a further condition to the willingness of Buyer to further pursue the Share Swap, Shareholder agrees to take certain actions to assure the continued provision of certain services currently being provided by Shareholder and certain of its Affiliates and related Persons to the Company;
WHEREAS, for the limited purposes of Section 2.1 and Section 2.2, each of NNH and MNL also agrees to vote its Shares and support the Share Swap in accordance with Section 2.1 and Section 2.2; and
WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Share Swap and the other matters as specified herein.
AGREEMENT
NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Buyer and the Shareholder hereby agree, and each of NNH and MNL, for the limited purposes of Section 2.1 and Section 2.2, agrees, as follows:
ARTICLE I
DEFINITIONS

Section 1.1    Certain Definitions. For purposes of this Agreement:

“Affiliate” of any Person means any other Person that, at the time of determination, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, U.S.A., Amsterdam, The Netherlands or Taipei, Taiwan are authorized by Law or executed order to be closed.
“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.
“Definitive Agreement” has the meaning ascribed thereto in the Framework Agreement.
“Governmental Entity” means any governmental or regulatory (including stock exchange) authority, agency, court, commission or other governmental body.

“Law” means any statute, law, ordinance, rule, regulation, order, judgment or decree.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.
Section 1.2    Interpretation.

When a reference is made in this Agreement to a Section, Article or Exhibit, such reference shall be to a Section, Article or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit but not otherwise defined therein shall have the meaning set forth in this Agreement. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The words “include,” “includes” and “including” and words of similar import when used in this Agreement will mean “include, without limitation,” “includes, without limitation” or “including, without limitation,” unless otherwise specified.
ARTICLE II
VOTING

Section 2.1    Agreement to Vote at Board Meetings.

From and after the date hereof and until this Agreement terminates pursuant to Section 7.1 hereof, at any meeting of the board of directors of the Company, whenever called, relating to any proposed action with respect to any matter relevant to the transactions contemplated by this Agreement and/or the Framework Agreement (or Definitive Agreement, as the case may be), each of Shareholder, NNH and MNL shall, or shall cause its representatives on the board of directors of the Company to, appear at each such board meeting or otherwise to be counted as present thereat for purposes of calculating a quorum, and vote affirmatively in favor of and to approve such matter unless and only to the extent that Shareholder, NNH or MNL, or any representative of Shareholder, NNH or MNL, as the case may be, at such board meeting is mandatorily required by applicable Law to recuse itself from voting at such board meeting. Notwithstanding the foregoing, none of Shareholder, NNH or MNL shall be required to vote in favor of or approve any matter that (x) would result in a change of the form of Consideration (as defined in the Framework Agreement) or an adverse change of the amount of Consideration or (y) would reasonably be expected to have an adverse impact on such holder of Shares that is disproportionately adverse to such holder as compared to the other holders of Shares.
Section 2.2    Agreement to Vote at Shareholders’ Meetings.

From and after the date hereof and until this Agreement terminates pursuant to Section 7.1 hereof, at any meeting of the shareholders of the Company, whenever called, relating to any proposed action with respect to the Share Swap or any matter relevant to the transactions contemplated by this Agreement and/or the Framework Agreement (or Definitive Agreement, as the case may be), each of Shareholder, NNH and MNL shall, or shall cause its representatives to, appear at each such shareholders’ meeting or otherwise to be counted as present thereat for purposes of calculating a quorum, and vote affirmatively in favor of and approve such matter unless and only to the extent that Shareholder, NNH or MNL, or any representative of Shareholder, NNH or MNL, as the case may be, at such shareholders’ meeting is mandatorily required by applicable Law to recuse itself from voting at such shareholders’ meeting. Notwithstanding the foregoing, none of Shareholder, NNH or MNL shall be required to vote in favor of or approve any matter that (x) would result in a change of the form of Consideration (as defined in the Framework Agreement) or an adverse change of the amount of Consideration or (y) would reasonably be expected to have an adverse impact on such holder of Shares that is disproportionately adverse to such holder as compared to the other holders of Shares.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER

Shareholder represents and warrants to Parent and Buyer as follows:
Section 3.1    Organization; Power; Authorization.

(a)    Shareholder (i) is a corporation or other entity validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform the Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(b)    This Agreement has been duly executed and delivered by the Shareholder and, assuming the due authorization, execution and delivery by Parent, Buyer, NNH and MNL, constitutes a valid and binding obligation of the Shareholder, enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 3.2    Ownership.

As of the date hereof, the number of the Shares beneficially owned by the Shareholder is specified in Exhibit A to this Agreement. Such Shares are, and any additional Shares and any options to purchase Shares acquired by the Shareholder after the date hereof (collectively referred to as the “Sale Shares”) will be owned beneficially by the Shareholder. As of the date hereof, the Sale Shares set forth on Exhibit A to this Agreement constitute all of the Shares held of record, beneficially owned by or for which voting power or disposition power is held or shared by the Shareholder. The Shareholder has and will have at all times through the termination of this Agreement sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article II hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Sale Shares at all times, with no limitations, qualifications or restrictions on such rights, subject to applicable Laws and the terms of this Agreement. The Shareholder has good title to the Sale Shares, free and clear of any liens, and the Shareholder will have good title to such Sale Shares and any additional Shares and options to purchase Shares acquired by the Shareholder after the date hereof and prior to the termination of this Agreement, free and clear of any liens.
Section 3.3    No Violation.

The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement will not, (i) conflict with or violate any Law applicable to the Shareholder or by which any of their assets or properties is bound, or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any lien on the properties or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of the Shareholder’s assets or properties is bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform the Shareholder’s obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT AND BUYER

Parent and Buyer represents and warrants to the Shareholder as follows:
Section 4.1    Organization; Power.

Each of Parent and Buyer (i) is a corporation duly formed, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its incorporation or organization, (ii) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for any such failures that individually or in the aggregate, have not had, and would not reasonably be expected to impair its ability to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.
Section 4.2    Authorization.

This Agreement has been duly executed and delivered by Parent and Buyer and, assuming the due authorization, execution and delivery by the Shareholder, constitutes a legal, valid and binding obligation of each of Parent and Buyer, enforceable against such party in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

ARTICLE V
COVENANTS

Section 5.1    Restrictions on Transfer.

Shareholder hereby agrees, while this Agreement is in effect, and except as expressly contemplated hereby and except for any sale or transfer in the Share Swap, not to sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (collectively, a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of, any of the Sale Shares, any additional Shares and options to purchase Shares acquired beneficially or of record by the Shareholder after the date hereof, or any interest therein. Shareholder agrees, while this Agreement is in effect, to notify Parent and Buyer promptly in writing of the number of any additional Shares, any options to purchase Shares or other securities of the Company acquired by the Shareholder, if any, after the date hereof.
Section 5.2    No Solicitation; Other Offers.

Shareholder hereby agrees to comply with the obligations imposed on the Company’s Representatives pursuant to Section 6.3 (Acquisition Proposals) of the Framework Agreement (and to the same obligations as and when such are reflected in the Definitive Agreement) as if a party thereto.
Section 5.3    No Exercise of Appraisal Rights.

Shareholder agrees not to exercise any appraisal rights or dissenters’ rights in respect of its Sale Shares which may arise with respect to the Share Swap.
Section 5.4    Notification of Certain Matters.

Parent and Buyer, on the one hand, and the Shareholder, on the other hand, shall promptly notify each other of the discovery of any inaccurate, untrue, incomplete representations and warranties set forth in Articles III and IV; provided, however, that the delivery of any notice pursuant to this Section 5.4 shall not (i) cure any breach of, or non-compliance with, any other provision of this Agreement or (ii) limit the remedies available to the party sending or receiving such notice.
Section 5.5    Confidentiality.

(a)    Except as contemplated by the Framework Agreement (or Definitive Agreement, as the case may be) or as otherwise required by Law, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement or the Framework Agreement (or Definitive Agreement, as the case may be) shall be made prior to the Share Swap Record Date by the Shareholder (including any Representatives of the Shareholder) (other than disclosures to managers, advisors or equity holders of the Shareholder on a need to know basis in connection with the approval of the Framework Agreement (and Definitive Agreement, if applicable) and the transactions contemplated thereby) unless approved by Buyer prior to such disclosure. Notwithstanding the immediately preceding sentence, in the event that the Shareholder is required by Law to make any such disclosure, the Shareholder may make such disclosure; provided that the Shareholder shall notify Buyer prior to making such disclosure, shall use its commercially reasonable efforts to give Buyer an opportunity (as is reasonable under the circumstances) to comment on such disclosure, and shall make only such disclosure as it is legally obligated to disclose.

(b)    Notwithstanding anything in the Framework Agreement (or Definitive Agreement, if applicable) to the contrary, Shareholder consents to and authorizes the publication and disclosure Parent, Buyer and their Affiliates of Shareholder’s identity and holding of Sale Shares, the nature of its commitments and obligations under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that Buyer reasonably determines is required to be disclosed by applicable Law in any press release or any other disclosure documents in connection with the Share Swap and the transactions contemplated by the Framework Agreement (or, if applicable, the Definitive Agreement), provided, that Parent or Buyer shall use commercially reasonable efforts to give notice (as is reasonable under the circumstances) to Shareholder prior to making such disclosure.

ARTICLE VI
PROVISION OF SUPPORT SERVICES

Section 6.1    Support Services.

Shareholder shall, and shall use its reasonable best efforts to cause its Affiliates and other related Persons that currently provide services to the Company (each such Person, including Shareholder, a “Service Provider” and, without limiting the generality of the foregoing, each of the following shall be deemed a Service Provider: Nan Ya Plastics Corporation, Hwa-Ya Power Corporation, Formosa Technologies Corporation, and Formosa Sumco Technology Corporation) to, continue to provide such services to the Company following the Share Swap Record Date on terms pursuant to existing agreements relating to such services (or on current terms and practices if such services are provided without any written agreement), subject to changes in accordance with such existing agreements, provided, that in all cases if the terms of existing agreements are to be amended or if new agreements for such services are to be entered into with any Service Provider, the terms shall be no less favorable than the terms that the Formosa Plastics group of companies receive for similar services at the applicable time. Following the date hereof, Parent and Buyer shall work in good faith with the Company and the Service Providers to (a) identify those services that the Company will not require, or will require only for a transitional period, following the Share Swap Record Date (such services, “Transition Services”) and (b) on or before the Share Swap Record Date, enter into appropriate services agreements for such Transition Services on terms and conditions mutually satisfactory to Parent, Buyer, the Company and the relevant Service Provider.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1    Termination. This Agreement may be terminated only as follows:

(a)    by mutual written consent of Parent and Buyer, on the one hand, and the Shareholder, on the other, at any time;

(b)    by either Parent and Buyer, on the one hand, or the Shareholder, on the other, if any court of competent jurisdiction or other governmental entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement, and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

(c)    automatically concurrent with any termination of the Framework Agreement (other than a termination of the Framework Agreement pursuant to Section 8.1(i) thereof upon execution of the Definitive Agreement); or

(d)    automatically concurrent with any termination of the Definitive Agreement.

Section 7.2    Effect of Termination.

In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Buyer or the Shareholder, except that the provisions of Section 5.5(a) (Confidentiality), this Section 7.2, Section 7.3 (Fees and Expenses), Section 7.4 (Amendment or Supplement), and Article VIII (General Provisions) of this Agreement shall survive the termination hereof. Notwithstanding the foregoing, nothing contained herein shall relieve any party hereto of liability for an intentional breach of its covenants or agreements set forth in this Agreement prior to such termination or for fraud.
Section 7.3    Fees and Expenses.

Unless provided otherwise herein, all fees and expenses incurred in connection with this Agreement, the Share Swap and the other transactions contemplated hereby shall be borne and timely paid by the party incurring such fees or expenses, whether or not the Share Swap is consummated.
Section 7.4    Amendment or Supplement.

This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1    Survival of Representations and Warranties.

The representations and warranties of the Shareholder, Parent and Buyer contained in this Agreement and all rights and remedies in connection therewith shall continue notwithstanding that the completion of Share Swap or the termination of this Agreement pursuant to Section 7.1 have occurred, and shall survive for a period of 12 months thereafter.
Section 8.2    Notices.

All notices or other communications required or permitted hereunder shall reference this Agreement, shall be in writing in the English language, shall be delivered personally, by facsimile (with confirming copy sent by one of the other delivery methods specified herein) or by overnight courier, by electronic mail or by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, when so received by facsimile or courier, if given by electronic mail, when receipt of the message is confirmed to the sender by the systems of the Party to which notice is intended to be given, or if mailed, five Business Days after the date of mailing, as follows:
(i)    if to Parent, to:

Micron Technology B.V.
Olympia 1A, 1213NS Hilversum
The Netherlands

Attention: Chairman

with copies (which shall not constitute notice) to:

Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho, 83707
USA

Attention: General Counsel

(ii)    if to Buyer, to:

Micron Semiconductor Taiwan Co. Ltd.
10F, No. 333, Section 1, Keelung Rd.,
Taipei, Taiwan 110

Attention: Chairman

with copies (which shall not constitute notice) to:
Micron Technology, Inc.
8000 South Federal Way
Boise, Idaho, 83707
USA

Attention: General Counsel

(iii)	if to Shareholder, to:

Buyer

Section 8.3    Entire Agreement.

This Agreement (including the Exhibits hereto) constitutes the entire agreement with respect to the subject matter hereof and thereof, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.
Section 8.4    Governing Law.

This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the ROC, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the ROC.
Section 8.5    Dispute Resolution.

(a)    Each of the parties irrevocably agrees that any dispute, legal action or proceeding arising out of or relating to this Agreement (an “Arbitrable Dispute”) brought by any party or its successors or assigns shall be brought and determined to be settled by binding arbitration. Notwithstanding the preceding sentence, nothing in this Section 8.5 shall prevent a party from seeking specific performance as contemplated by Section 8.7 from a court of competent jurisdiction pending settlement of any Arbitrable Dispute.

(b)    Except as otherwise specifically stated herein, any Arbitrable Dispute shall be resolved by arbitration in Taipei, Taiwan in accordance with the ROC Arbitration Act. The arbitration shall be conducted in English and by the Chinese Arbitration Association, Taipei (“CAA”) in accordance with the Arbitration Rules of the CAA. Any judgment upon the award rendered by the arbitrator shall be entered in any court having jurisdiction over the subject matter thereof, including, without limitation, the Taipei District Court. The final decision of the arbitrators, as entered by a court of competent jurisdiction, will be furnished by the arbitrators to the parties in writing and will constitute a final, conclusive and non-appealable determination of the issue in question, binding upon the parties, and an order with respect thereto may be entered in any court of competent jurisdiction, including, without limitation, the Taipei District Court.

(c)    Any such arbitration will be conducted before a panel of three (3) arbitrators, each of whom will be compensated for his or her services at a rate to be determined by CAA. Each of the claimant and the respondent shall appoint one (1) arbitrator, and the two (2) arbitrators appointed by the claimant and the respondent shall jointly appoint the third arbitrator as the chief arbitrator. If the parties are unable to agree within thirty (30) days following submission of the dispute to CAA by one of the parties, CAA will have the authority to select the arbitrators from a list of arbitrators who satisfy the criteria set forth in Section 8.5(d).

(d)    No arbitrator shall have any past or present family, business or other relationship with Buyer, Parent, the Company, Shareholder, or any Affiliate, Subsidiary, director or officer thereof, unless following full disclosure of all such relationships, Parent and Buyer, on the one hand, and the Shareholder, on the other, agree in writing to waive such requirement with respect to an individual in connection with any Arbitrable Dispute.

(e)    The claimant shall advance the arbitration fees required by the CAA upon demanding for arbitration; provided, however, that: (i) the prevailing party in any arbitration will be entitled to an award of attorneys’ fees and costs; and (ii) all fees and costs of arbitration will be paid by the losing party, unless otherwise provided in the arbitral award. The arbitrator will be authorized to determine the identity of the prevailing party and the losing party.

(f)    Except as specifically otherwise provided herein, arbitration will be the sole and exclusive remedy of the parties for any Arbitrable Dispute or any other dispute arising out of or relating to this Agreement.

Section 8.6    Assignment; Successors.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, as a whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Buyer may, upon written notice to the other parties hereto, assign in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations under this Agreement to any Affiliate, but no such assignment shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 8.7    Enforcement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Shareholder, Parent and Buyer shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in a court of competent jurisdiction, including, without limitation, the Taipei District Court, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives any requirement under any Law to post security as a prerequisite to obtaining equitable relief.
Section 8.8    Severability.

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 8.9    Counterparts.

This Agreement may be executed in five or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.
Section 8.10    Electronic Signature.

This Agreement may be executed by facsimile signature or electronically scanned signature and such signatures shall constitute an original for all purposes.
[Signature page follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Micron Technology B.V.
By:
Name:
Title:

By:
Name:
Title:

Micron Semiconductor Taiwan Co. Ltd.
By:
Name:
Title:

Buyer
By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

For Purposes of Section 2.1 and 2.2 only

Numonyx Holdings B.V.
By:
Name:
Title:

By:
Name:
Title:

Micron Semiconductor B.V.
By:
Name:
Title:

By:
Name:
Title:

[Signature Page to Voting and Support Agreement]

Exhibit A

Number of Shares
Beneficially Owned

Shareholder	Shares